Free Writing Prospectus dated February 10, 2014

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-193247

INSTALLED BUILDING PRODUCTS, INC.

This free writing prospectus relates only to, and should be read together with, the preliminary prospectus dated February 10, 2014 (the “Preliminary Prospectus”) included in Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-193247) relating to the initial public offering of the common stock of Installed Building Products, Inc. The information in this free writing prospectus is preliminary and is subject to completion or change. This free writing prospectus is only a summary of the changes included in the Preliminary Prospectus and should be read together with the Preliminary Prospectus included in the Registration Statement, including the section entitled “Risk Factors” beginning on page 15 of the Preliminary Prospectus. Capitalized terms used, but not defined, herein have the meanings set forth in the Preliminary Prospectus.

This free writing prospectus reflects the following supplements and updates that were made in the Preliminary Prospectus.

Appointment of Janet E. Jackson as Director

We have made changes in the Preliminary Prospectus in the sections entitled “Management” and “Principal and Selling Stockholders” to reflect our appointment of Janet E. Jackson as a director of our board of directors, effective upon the completion of our initial public offering. Ms. Jackson will be a Class III director. Our board of directors has determined that Ms. Jackson will be an independent director under the rules of the Securities and Exchange Commission (the “SEC”) and the listing rules of the New York Stock Exchange. Ms. Jackson will serve as chairperson of the compensation committee and as a member of the nominating and corporate governance committee of our board of directors. The following biographical information about Ms. Jackson has been included in the Preliminary Prospectus:

Janet E. Jackson will serve as one of our directors upon the completion of this offering. Since January 2003, Ms. Jackson has served as President and Chief Executive Officer of United Way of Central Ohio, one of the largest United Way organizations in the country. Prior to joining United Way, Ms. Jackson served as Columbus City Attorney in Columbus, Ohio from 1997 to 2003, where she represented all municipal entities and oversaw the criminal prosecution of misdemeanors. Before her appointment as Columbus City Attorney, Ms. Jackson served for nearly ten years as a Franklin County Municipal Court Judge. Ms. Jackson was the first woman and the first African American to hold her position at United Way and to be elected as Columbus City Attorney, and the first African American female judge in Franklin County history. Ms. Jackson holds a B.A. in history from Wittenberg University in Springfield, Ohio and a J.D. from the National Law Center at The George Washington University in Washington, D.C. We believe Ms. Jackson’s significant leadership experience, as well as extensive strategy and legal background, make her qualified to serve on our board of directors.

Ms. Jackson does not beneficially own any shares of our common stock.

Stock split

On February 10, 2014, we filed an amendment to our certificate of incorporation to effect a 19.5-for-one stock split and increase our authorized capital stock.

To review the Preliminary Prospectus included in the Registration Statement, click the following link on the website of the SEC at www.sec.gov as follows (or if such address has changed, by reviewing the issuer’s filings for the relevant date on the SEC web site): http://www.sec.gov/Archives/edgar/data/1580905/000119312514043202/d614029ds1a.htm. The issuer’s Central Index Key, or CIK, on the SEC website is 0001580905.

Installed Building Products, Inc., the issuer, has filed a registration statement (including a prospectus, which is preliminary and subject to completion) with the SEC for the offering to which this communication relates. Before you invest, you are encouraged to read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus related to the offering may be obtained from (i) Deutsche Bank Securities (Prospectus Group, 60 Wall Street, New York, New York 10005-2836, (800) 503-4611 or prospectus.cpdg@db.com ) or (ii) UBS Investment Bank (Prospectus Department, 299 Park Avenue, New York, New York 10171 or (888) 827-7275).